Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (No. 333-229190 and No. 333-278892) on Form S-8 of our reports dated April 18, 2025, with respect to the consolidated financial statements of Niu Technologies and the effectiveness of internal control over financial reporting.

/s/ KPMG Huazhen LLP
Beijing, China
April 18, 2025